THE BEAR STEARNS FUNDS

                              S&P STARS Portfolio
                             LETTER TO SHAREHOLDERS

                                                                  April 21, 1997

Dear Shareholders:

We are pleased to present the annual report to shareholders for the S&P STARS Portfolio (the "Portfolio") for the fiscal year ended March 31, 1997. This was a volatile time for the equity market, particularly the technology sector, which is a core area of concentration for the Portfolio. Although we remain sanguine about the prospects for technology in the long run, the sell-off in this area at the end of March dragged down the Portfolio's performance for the twelve-month period.

For the fiscal year ended March 31, 1997, the Portfolio's class A shares (without giving effect to the sales charge) had a total return of 16.87%*, class C shares (without giving effect to the contingent deferred sales charge) had a total return of 16.33% and class Y shares returned 17.48%. The Portfolio's benchmark, the S&P 500 Composite Index, returned 19.73% for the same period. Additional performance data for each class of shares can be found in the "Financial Highlights" section of this report.

Since our semi-annual report last fall, the economy has proved to be stronger than we, along with many other market watchers, had expected. Gross Domestic Product growth for the fourth quarter of 1996 was a healthy 3.8%. Despite recent concerns about a pick-up in inflation, we expect growth to remain a moderate 2% to 3% this year with a modest inflation rate of roughly 3%. Factors that should help keep inflation under control include increased global competition and ample production capacity.

MAINTAINING A DISCIPLINED STRATEGY

Growth stocks, particularly technology issues, corrected in June and July last year, rebounded in the fall, then corrected again in late March. Recognizing that volatility is a characteristic of the kinds of companies we focus on, we will continue to maintain our discipline of concentrating on those areas we believe have the best long-term earnings growth potential -- notably technology and health care.

In the technology sector, new holdings include Analog Devices, Inc. (2.06% of the Master Series' net assets), a leader in wireless communications technology; Quantum Corp. (3.55%) and Seagate Technology, Inc. (5.60%), two leading suppliers of disk drives; and Cisco Systems, Inc. (4.01%), the world's largest supplier of high-performance computer inter-networking systems. Significantly, unlike many other fund managers, we held onto some of our key technology positions, such as Intel Corp. (11.81%) and Seagate Technology, Inc. (5.60%), because at recent prices they were selling below their expected growth rates.

We added Warner-Lambert Co. (4.82%), which we believe to be poised for significant growth with the recent introduction of two new drugs, Lipitor, a cholesterol-reducing drug, and the diabetes drug Rezulin, both of which quickly gained significant market share. We also saw opportunity in the consolidation occurring in the financial services sector and have added Conseco, Inc. (4.15%), which recently acquired several smaller insurance companies.

Our strategy in the months ahead will be to continue to try to identify companies that have solid growth prospects for the following six-to twelve-month period.

--------
* For the fiscal year ended March 31, 1997, the Portfolio's class A shares had a total return of 11.34% including the initial maximum 4.75% sales charge.

In conclusion, we value the confidence you have placed in us and would be pleased to address any questions or concerns you may have. Please feel free to call us at 1-800-766-4111.

Sincerely,

    [SIGNATURE]
Robert S. Reitzes
Chairman of the Board and President
The Bear Stearns Funds
Portfolio Manager
S&P STARS Master Series

                             THE BEAR STEARNS FUNDS

                              S&P STARS Portfolio
             COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT IN
                 CLASS A AND C SHARES(1)(2) VS. VARIOUS INDICES
 EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                          DOLLARS                             CLASS A SHARES    CLASS C SHARES     S&P 500 COMPOSITE INDEX
 Apr. 5, 1995                                                          $9,525
 June 30, 1995                                                         10,573            11,083                        10,848
 Sep. 30, 1995                                                         11,446            11,975                        11,709
 Dec. 31, 1995                                                         11,648            12,170                        12,411
 Mar. 31, 1996                                                         12,162            12,691                        13,074
 June 30, 1996                                                         12,307            12,837                        13,659
 Sep. 30, 1996                                                         13,287            13,836                        14,076
 Dec. 31, 1996                                                         14,881            15,471                        15,247
 Mar. 31, 1997                                                         14,209            14,764                        15,653
 $9,525 Investment made on April 5, 1995
 Past performance is not predictive of future performance

                          DOLLARS                              CONSUMER PRICE INDEX
 Apr. 5, 1995                                                                 $10,000
 June 30, 1995                                                                 10,079
 Sep. 30, 1995                                                                 10,126
 Dec. 31, 1995                                                                 10,178
 Mar. 31, 1996                                                                 10,284
 June 30, 1996                                                                 10,364
 Sep. 30, 1996                                                                 10,430
 Dec. 31, 1996                                                                 10,522
 Mar. 31, 1997                                                                 10,568
 $9,525 Investment made on April 5, 1995
 Past performance is not predictive of future performance

                                            TOTAL RETURNS
                                                                       ONE YEAR ENDED       AVERAGE
                                                                       MARCH 31, 1997      ANNUAL(3)
                                                                      -----------------  -------------
S&P STARS Portfolio(2)
    Class A shares(4)...............................................          11.34%           19.29%
    Class C shares..................................................          16.33            21.60
S&P 500 Composite Index(1)..........................................          19.73            25.23
Consumer Price Index(1).............................................           2.76             2.81

---------
(1)The chart assumes a hypothetical $10,000 initial investment in the Portfolio and reflects all Portfolio expenses (class A shares reflect the initial maximum 4.75% sales charge). Investors should note that the Portfolio is a professionally managed mutual fund while the indices are either unmanaged and do not incur sales charges or expenses and/or are not available for investment.
(2)Bear Stearns Funds Management Inc. waived its advisory fee and agreed to voluntarily reimburse a portion of the Portfolio's operating expenses, if necessary, to maintain the expense limitation, as set forth in the notes to the financial statements. Total returns shown include fee waivers and/or reimbursements, total returns would have been lower had there been no assumption of fees and/or expenses in excess of expense limitations.
(3)For the period of April 5, 1995 (commencement of investment operations) through March 31, 1997.
(4)Reflects the initial maximum 4.75% sales charge. Without the applicable sales charge, the total returns would have been 16.87% and 22.25% respectively, for each period shown.

                             THE BEAR STEARNS FUNDS

                              S&P STARS Portfolio
             COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT IN
                    CLASS Y SHARES(1)(2) VS. VARIOUS INDICES

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                    S&P STARS PORTFOLIO
                                                               Class Y shares       S&P 500 Composite      Consumer Price Index
August 7, 1995                                                        $10,000                 $10,000                   $10,000
September 30, 1995                                                     10,241                  10,486                    10,039
December 31, 1995                                                      10,435                  11,115                    10,098
March 31, 1996                                                         10,908                  11,709                    10,197
June 30, 1996                                                          11,054                  12,233                    10,269
September 30, 1996                                                     11,943                  12,607                    10,347
December 31, 1996                                                      13,400                  13,655                    10,433
March 31, 1997                                                         12,816                  14,019                    10,478
Past performance is not predictive of future performance

                                            TOTAL RETURNS
                                                                       ONE YEAR ENDED       AVERAGE
                                                                       MARCH 31, 1997      ANNUAL(3)
                                                                      -----------------  -------------
S&P STARS Portfolio
    Class Y shares(2)...............................................          17.48%           16.20%
S&P 500 Composite Index(1)..........................................          19.73            22.69
Consumer Price Index(1).............................................           2.76             2.87

---------
(1)The chart assumes a hypothetical $10,000 initial investment in the Portfolio and reflects all Portfolio expenses. Investors should note that the Portfolio is a professionally managed mutual fund while the indices are either unmanaged and do not incur sales charges or expenses and/or are not available for investment.
(2)Bear Stearns Funds Management Inc. waived its advisory fee and agreed to voluntarily reimburse a portion of the Portfolio's operating expenses, if necessary, to maintain the expense limitation, as set forth in the notes to the financial statements. Total returns shown include fee waivers and/or expense reimbursements, total returns would have been lower had there been no assumption of fees and expenses in excess of expense limitations.
(3)For the period of August 7, 1995 (initial public offering date) through March 31, 1997.

                             THE BEAR STEARNS FUNDS

                            S&P STARS Master Series

                                 MARCH 31, 1997
                                  (UNAUDITED)

--------------------------------------------------------------------------------

                               SECTOR ALLOCATION
                        (AS A PERCENTAGE OF NET ASSETS)
--------------------------------------------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Automotive Equipment                     2.61%
Banks                                    6.34%
Chemicals & Fertilizers                  4.30%
Computers & Office Equipment            18.76%
Computer Services                        4.37%
Diversified Operations                   5.37%
Drugs & Hospital Supplies                6.93%
Electronic Measuring Instruments         5.10%
Electronics                             21.31%
Insurance                                4.15%
Machinery                                3.41%
Oil - Offshore Drilling                  3.89%
Restaurants                              4.73%
Retailing                                3.67%
Other                                    5.06%

--------------------------------------------------------------------------------

                                TOP TEN HOLDINGS
--------------------------------------------------------------------------------

                                                                                        PERCENT OF
 RANK  HOLDING                                                       SECTOR             NET ASSETS
 ----  --------------------------------------------------  ---------------------------  ----------
   1.  Intel Corp. ......................................  Electronics                     11.81
   2.  Adaptec, Inc. ....................................  Electronics                      7.44
   3.  Seagate Technology, Inc...........................  Computers & Office               5.60
                                                           Equipment
   4.  General Electric Co. .............................  Diversified Operations           5.37
   5.  Vishay Intertechnology, Inc. .....................  Electronic Measuring             5.10
                                                           Instruments
   6.  Warner-Lambert Co. ...............................  Drugs & Hospital Supplies        4.82
   7.  Wendy's International, Inc........................  Restaurants                      4.73
   8.  EMC Corp. ........................................  Computers & Office               4.58
                                                           Equipment
   9.  Citicorp..........................................  Banks                            4.51
  10.  Computer Associates International, Inc. ..........  Computer Services                4.37

                             THE BEAR STEARNS FUNDS

                              S&P STARS Portfolio
                      STATEMENT OF ASSETS AND LIABILITIES
                                 MARCH 31, 1997

ASSETS
  Investments in S&P STARS Master Series
   ("Master Series"), at value....................  $ 120,014,527
  Receivable for investments sold in Master
   Series.........................................      1,641,921
  Receivable for Portfolio shares sold............        343,443
  Deferred organization expenses and other
   assets.........................................        156,571
                                                    -------------
        Total assets..............................    122,156,462
                                                    -------------
LIABILITIES
  Payable for investments purchased in Master
   Series.........................................      1,641,921
  Payable for Portfolio shares repurchased........        343,443
  Distribution fee payable (class A and C
   shares)........................................        189,039
  Administration fee payable......................         17,432
  Accrued expenses................................         88,603
                                                    -------------
        Total liabilities.........................      2,280,438
                                                    -------------
NET ASSETS
  Capital stock, $0.001 par value (unlimited
   shares of beneficial interest authorized)......          7,435
  Paid-in capital.................................    107,925,894
  Accumulated net realized gain from Master
   Series.........................................      9,987,870
  Net unrealized appreciation from Master
   Series.........................................      1,954,825
                                                    -------------
        Net assets................................  $ 119,876,024
                                                    -------------
                                                    -------------
CLASS A
  Net assets......................................  $  67,490,866
                                                    -------------
  Shares of beneficial interest outstanding.......      4,183,005
                                                    -------------
  Net asset value per share.......................         $16.13
  Maximum offering price per share (net asset
   value plus sales charge of 4.75%* of the
   offering price)................................         $16.93
CLASS C
  Net assets......................................  $  37,622,491
                                                    -------------
  Shares of beneficial interest outstanding.......      2,342,170
                                                    -------------
  Net asset value and offering price per
   share**........................................         $16.06
CLASS Y
  Net assets......................................  $  14,762,667
                                                    -------------
  Shares of beneficial interest outstanding.......        909,551
                                                    -------------
  Net asset value, offering and redemption price
   per share......................................         $16.23

--------
 * On investments of $50,000 or more, the offering price is reduced.

** Redemption price per share is equal to the net asset value per share less any applicable contingent deferred sales charge.

The accompanying notes are an integral part of the financial statements.

                                       6
                             THE BEAR STEARNS FUNDS

                              S&P STARS Portfolio
                            STATEMENT OF OPERATIONS
                    FOR THE FISCAL YEAR ENDED MARCH 31, 1997

INVESTMENT INCOME
  Allocated net investment income from Master
   Series.........................................  $  589,335
                                                    ----------
EXPENSES
  Distribution fees - class A.....................     276,327
  Distribution fees - class C.....................     324,164
  Transfer agent fees and expenses................     176,208
  Administration fees.............................     149,100
  Legal and auditing fees.........................      97,111
  Federal and state registration fees.............      82,609
  Accounting fees.................................      65,999
  Reports and notices to shareholders.............      45,001
  Amortization of organization expenses...........      40,719
  Trustees' fees and expenses.....................       7,501
  Custodian fees and expenses.....................       5,001
  Other...........................................       7,001
                                                    ----------
        Total expenses............................   1,276,741
                                                    ----------
  Net investment loss.............................    (687,406)
                                                    ----------
NET REALIZED AND UNREALIZED GAIN FROM MASTER
 SERIES
  Net realized gain...............................  16,488,691
  Net change in unrealized appreciation...........  (4,048,192)
                                                    ----------
  Net realized and unrealized gain from Master
   Series.........................................  12,440,499
                                                    ----------
NET INCREASE IN NET ASSETS RESULTING FROM
 OPERATIONS.......................................  $11,753,093
                                                    ----------
                                                    ----------

The accompanying notes are an integral part of the financial statements.

                             THE BEAR STEARNS FUNDS

                              S&P STARS Portfolio
                       STATEMENT OF CHANGES IN NET ASSETS

                                                                       FOR THE
                                                                       PERIOD
                                                       FOR THE        APRIL 5,
                                                       FISCAL           1995*
                                                     YEAR ENDED        THROUGH
                                                      MARCH 31,       MARCH 31,
                                                        1997            1996
                                                    -------------   -------------
INCREASE IN NET ASSETS FROM
OPERATIONS
  Net investment loss.............................  $    (687,406)  $    (47,440)
  Net realized gain from Master Series............     16,488,691      3,768,620
  Net change in unrealized appreciation from
   Master Series..................................     (4,048,192)     6,003,017
                                                    -------------   -------------
  Net increase in net assets resulting from
   operations.....................................     11,753,093      9,724,197
                                                    -------------   -------------

DIVIDENDS AND DISTRIBUTIONS TO SHAREHOLDERS FROM
  Net investment income
  Class Y shares..................................             --        (14,755)
                                                    -------------   -------------
                                                               --        (14,755)
                                                    -------------   -------------
  Net realized capital gains
  Class A shares..................................     (4,448,797)      (994,461)
  Class C shares..................................     (2,375,768)      (560,676)
  Class Y shares..................................       (956,196)      (183,942)
                                                    -------------   -------------
                                                       (7,780,761)    (1,739,079)
                                                    -------------   -------------

SHARES OF BENEFICIAL INTEREST
  Net proceeds from the sale of shares............     66,340,756     86,911,640
  Cost of shares repurchased......................    (39,406,235)   (14,635,820)
  Shares issued in reinvestment of dividends......      7,060,655      1,537,317
                                                    -------------   -------------
  Net increase in net assets derived from shares
   of beneficial interest transactions............     33,995,176     73,813,137
                                                    -------------   -------------
  Total increase in net assets....................     37,967,508     81,783,500

NET ASSETS
  Beginning of period.............................     81,908,516        125,016
                                                    -------------   -------------
  End of period...................................  $ 119,876,024   $ 81,908,516
                                                    -------------   -------------
                                                    -------------   -------------

--------
* Commencement of investment operations.

The accompanying notes are an integral part of the financial statements.

                             THE BEAR STEARNS FUNDS

                              S&P STARS Portfolio
                              FINANCIAL HIGHLIGHTS
   -------------------------------------------------------------------------

Contained below are per share operating performace data for each class of shares outstanding, total investment return, ratios to average net assets and other supplemental data for each period indicated. This information has been derived from information provided in the financial statements.
--------------------------------------------------------------------------------

                                                                                FOR THE PERIOD
                                             FOR THE FISCAL                     APRIL 5, 1995*
                                               YEAR ENDED                           THROUGH
                                             MARCH 31, 1997                     MARCH 31, 1996
                                     ------------------------------   -----------------------------------
                                     CLASS A    CLASS C    CLASS Y    CLASS A         CLASS C    CLASS Y
                                     --------   --------   --------   --------        --------   --------
PER SHARE OPERATING PERFORMANCE**
  Net asset value, beginning of
   period..........................  $  14.92   $  14.86   $  14.97   $  12.00        $  12.00   $14.13
                                     --------   --------   --------   --------        --------   --------
  Net investment income/loss(1)....     (0.09)     (0.17)     (0.02)        --           (0.06)    0.07
  Net realized and unrealized gain
   from Master Series(2)...........      2.63       2.62       2.66       3.31            3.28     1.20
                                     --------   --------   --------   --------        --------   --------
  Net increase in net assets
   resulting from operations.......      2.54       2.45       2.64       3.31            3.22     1.27
                                     --------   --------   --------   --------        --------   --------
  Dividends and distributions to
   shareholders from
    Net investment income..........        --         --         --         --              --    (0.03)
    Net realized capital gains.....     (1.33)     (1.25)     (1.38)     (0.39)          (0.36)   (0.40)
                                     --------   --------   --------   --------        --------   --------
                                        (1.33)     (1.25)     (1.38)     (0.39)          (0.36)   (0.43)
                                     --------   --------   --------   --------        --------   --------
  Net asset value, end of period...  $  16.13   $  16.06   $  16.23   $  14.92        $  14.86   $14.97
                                     --------   --------   --------   --------        --------   --------
                                     --------   --------   --------   --------        --------   --------
  Total investment return for the
   period(3).......................     16.87%     16.33%     17.48%     27.68%          26.91%    9.09%(6)
                                     --------   --------   --------   --------        --------   --------
                                     --------   --------   --------   --------        --------   --------
RATIOS/SUPPLEMENTAL DATA
  Net assets, end of period (000's
   omitted)........................  $ 67,491   $ 37,622   $ 14,763   $ 45,049        $ 28,081   $8,779
  Ratio of expenses to average net
   assets(1).......................      1.50%      2.00%      1.00%      1.50%(4)        2.00%(4)   1.00%(4)
  Ratio of net investment
   income/(loss)
   to average net assets(1)........     (0.59)%    (1.09)%    (0.10)%    (0.01)%(4)      (0.45)%(4)   0.82%(4)(6)
  Decrease reflected in above
   expense ratios
   and net investment loss due to
   waivers and reimbursements(5)...      0.70%      0.70%      0.70%      0.89%(4)        0.92%(4)   0.99%(4)(6)

--------
 * Commencement of investment operations. Class Y shares commenced its initial public offering on August 7, 1995.
** Calculated based upon shares outstanding on the first and last day of the respective period, except for dividends and distributions, if any, which are based on actual shares outstanding on the dates of distributions.
(1) Reflects waivers and/or reimbursements.
(2) The amounts shown for a share outstanding throughout the respective periods are not in accord with the changes in the aggregate gains and losses in investments during the respective periods because of the timing of sales and repurchases of Portfolio shares in relation to fluctuating net asset value during the respective periods.
(3) Total investment return does not consider the effects of sales charges or contingent deferred sales charges. Total investment return is calculated assuming a purchase of shares on the first day and a sale of shares on the last day of each period reported and includes reinvestment of dividends and distributions, if any. Total investment return is not annualized.
(4) Annualized.
(5) Includes Portfolio's share of Master Series' expenses.
(6) The total investment return and ratios for class Y shares are not necessarily comparable to those of class A or C shares, due to timing differences in the commencement of the initial public offering of class Y shares.

The accompanying notes are an integral part of the financial statements.

                             THE BEAR STEARNS FUNDS

                              S&P STARS Portfolio
                         NOTES TO FINANCIAL STATEMENTS

ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

The Bear Stearns Funds (the "Fund") was organized as a Massachusetts business trust on September 29, 1994 and is registered with the Securities and Exchange Commission (the "Commission") under the Investment Company Act of 1940, as amended (the "Investment Company Act"), as an open-end management investment company. The Fund currently has five portfolios in operation: three diversified portfolios, Large Cap Value Portfolio, Small Cap Value Portfolio and Total Return Bond Portfolio, and two non-diversified portfolios, The Insiders Select Fund and S&P STARS Portfolio. As of the date hereof, S&P STARS Portfolio (the "Portfolio") offers three classes of shares which have been designated as class A, C and Y shares.

The Portfolio invests all of its assets in S&P STARS Master Series (the "Master Series"), a separate series of S&P STARS Fund (the "Master Fund"), which has the same objective as the Portfolio. The Master Fund was organized as a Delaware business trust on October 5, 1994 and is registered under the Investment Company Act as an open-end management investment company. The Master Fund currently has one fund in operation, the Master Series, a non-diversified fund. The value of the Portfolio's investment in the Master Series reflects the Portfolio's proportionate beneficial interest in the net assets of the Master Series (99.9% at March 31, 1997). The performance of the Portfolio is directly affected by the performance of the Master Series. The financial statements of the Master Series, including the portfolio of investments, should be read in conjunction with the Portfolio's financial statements.

ORGANIZATIONAL MATTERS--Prior to commencing investment operations on April 5, 1995, the Portfolio had no transactions other than those relating to organizational matters and the sale of 5,209 class A shares and 5,209 class C shares of beneficial interest of S&P STARS Portfolio to Bear, Stearns & Co. Inc. ("Bear Stearns" or the "Distributor"). Costs of approximately $203,596 incurred by the Portfolio in connection with the organization, its registration with the Commission and with various states and the initial public offering of its shares have been deferred and are being amortized, using the straight-line method over the period of benefit not exceeding sixty months, beginning with the commencement of investment operations of the Portfolio. In the event that the Distributor or any transferee of the Distributor redeems any of its original shares prior to the end of the sixty month period, the proceeds of the redemption payable in respect of such shares shall be reduced by the pro rata share (based on the proportionate share of the original shares redeemed to the total number of original shares outstanding at the time of the redemption) of the unamortized deferred organization expenses as of the date of such redemption. In the event that the Portfolio is liquidated prior to the end of the sixty month period, the Distributor or the transferee of the Distributor shall bear the unamortized deferred organization expenses.

INVESTMENT VALUATION--The Portfolio invests all of its assets in the Master Series, rather than in a portfolio of securities. Valuation of securities by the Master Series is discussed in the Master Series' Notes to Financial Statements which are included elsewhere in this report. Expenses and fees, including administrative and distribution fees are accrued daily and taken into account for the purposes of determining the net asset value of the Portfolio's shares. Because of the differences in operating expenses incurred by each class, the per share net asset value of each class will differ.

INVESTMENT INCOME--The Portfolio accrues its share of income, net of Master Series' expenses, daily on its investment in the Master Series. Net investment income and realized and unrealized gains and losses from investment transactions conducted by the Master Series, are allocated to the Portfolio based on the Portfolio's proportional beneficial interest in the net assets of the Master Series.

The Portfolio's allocated net investment income (other than distribution fees) and realized and unrealized gains and losses from the Master Series is further allocated each day to each class of shares based upon the relative proportion of net assets of each class at the beginning of the day (after adjusting for current capital share activity of the respective classes).

U.S. FEDERAL TAX STATUS--The Portfolio intends to distribute substantially all of its taxable income and to comply with the other requirements of the Internal Revenue Code of 1986, as amended, applicable to regulated investment companies. Accordingly, no provision for U.S. federal income taxes is required. In addition, by distributing during each calendar year substantially all of its ordinary income and capital gains, if any, the Portfolio intends not to be subject to a U.S. federal excise tax.

DIVIDENDS AND DISTRIBUTIONS--The Portfolio intends to distribute at least annually to shareholders substantially all of its net investment income. Distribution of net realized gains, if any, will be declared and paid at least annually by the Portifolio. Dividends and distributions to shareholders are recorded on the ex-dividend date. Income and capital gain distributions are determined in accordance with income tax regulations which may differ from generally accepted accounting principles. These "book/tax" differences are either considered temporary or permanent in nature. To the extent these differences are permanent in nature, such amounts are reclassified within capital accounts based on their U.S. federal tax-basis treatment; temporary differences do not require reclassification. At March 31, 1997, the Portfolio reclassified within the composition of net assets a net operating loss of $734,846 to accumulated net realized gains.

TRANSACTIONS WITH AFFILIATES AND RELATED PARTIES

During the fiscal year ended March 31, 1997, Bear Stearns Funds Management Inc. ("BSFM" or the "Administrator") served as administrator to the Portfolio pursuant to an Administration Agreement. The Administrator is entitled to receive from the Portfolio a monthly fee equal to an annual rate of 0.15% of the Portfolio's average daily net assets. Under the terms of an Administrative Services Agreement with the Portfolio, PFPC Inc. provides certain administrative services to the Portfolio. For providing these services, PFPC Inc. is entitled to receive from the Portfolio a monthly fee of $5,500.

These fees are computed daily and paid monthly, and are subject to reduction in any year to the extent that the Portfolio's expenses (exclusive of brokerage commissions, distribution fees, taxes, interest and extraordinary items) exceed the most stringent limits prescribed by the laws or regulations of any state in which the Portfolio's shares are offered for sale, based on the average total net assets of the Portfolio.

During the fiscal year ended March 31, 1997, BSFM as the Master Series' Adviser (the "Adviser") has voluntarily undertaken to limit the Portfolio's total operating expenses (other than brokerage commissions, taxes, interest and extraordinary items) to the extent that total Portfolio operating expenses exceeded 1.50% of the average daily net assets of the Portfolio's class A shares, 2.00% of the average daily net assets of the Portfolio's class C shares and 1.00% of the average daily net assets of the Portfolio's class Y shares. As necessary, this limitation is effected by waivers by the Adviser of its advisory fees (Master Series only) and reimbursements of expenses exceeding the advisory fee (Master Series and Portfolio). The Portfolio will not pay the Adviser at a later time for any amounts it may waive, nor will the Portfolio reimburse the Adviser for any amounts it may assume.

Custodial Trust Company, a wholly-owned subsidary of The Bear Stearns Companies Inc. and an affiliate of the Administrator, serves as custodian to the Portfolio.

DISTRIBUTION PLAN

The Fund, on behalf of the Portfolio, has entered into a Distribution Plan (the "Plan") pursuant to Rule 12b-1 under the Investment Company Act. Under the Plan in effect for the fiscal year ended March 31, 1997, the Portfolio paid Bear Stearns a fee at an annual rate of 0.50% for class A shares and 1.00% for class C shares. Such fees are based on the average daily net assets in each class of the Portfolio and are accrued daily and paid monthly or at such other intervals as the Board of Trustees may determine. The fees paid to Bear Stearns are payable without regard to actual expenses incurred. For the fiscal year ended March 31, 1997, Bear Stearns earned $600,491 in distribution fees. Bear Stearns uses these fees primarily to pay dealers whose clients hold Portfolio shares and other distribution-related activities.

In addition, as Distributor of the Portfolio, Bear Stearns collects the sales charges imposed on sales of the Portfolio's class A shares, and reallows a portion of such charges to dealers through which the sales are made. As a result of an undertaking by the Distributor, it reallowed all of the sales charges to its dealers selling Portfolio shares for the period April 5, 1995 (commencement of investment operations) through September 26, 1995 and the period February 15, 1996 through June 30, 1996. Furthermore, the Distributor has increased the compensation paid to its dealers selling Portfolio shares on net asset value transfers (purchases made by investors with the proceeds from a redemption of shares of an investment company sold with a sales charge or commission and not distributed by Bear Stearns) from 0.50% to 1.00% beginning April 15, 1996 until further notice. In addition, Bear Stearns advanced 1.00% in sales commissions on the sale of class C shares to dealers at the time of such sales.

For the fiscal year ended March 31, 1997, Bear Stearns has advised the Portfolio that it received approximately $904,000 in front-end sales charges resulting from sales of class A shares of the Portfolio. From these fees, Bear Stearns paid such sales charges to dealers which in turn paid commissions to sales persons. Bear Stearns has advised the Portfolio that for the fiscal year ended March 31, 1997, it received approximately $30,000 in contingent deferred sales charges paid upon certain redemptions by class C shareholders of the Portfolio.

INVESTMENT TRANSACTIONS

Additions and reductions to the Portfolio's investment in the Master Series amounted to $66,340,367 and $41,277,815, respectively.

SHARES OF BENEFICIAL INTEREST

The Portfolio offers class A, C and Y shares. Class A shares are sold with a front-end sales charge of up to 4.75%. Class C shares are sold with a contingent deferred sales charge ("CDSC") of 1.00% during the first year. There is no sales charge or CDSC on class Y shares, which are offered primarily to institutional investors.

At March 31, 1997, there was an unlimited amount of $0.001 par value shares of beneficial interest authorized of which Bear Stearns owned 5,209 class A shares and 5,209 class C shares.

Transactions in the classes of shares of beneficial interest for the fiscal year ended March 31, 1997 were as follows:

                                                                                SALES                  REINVESTMENTS
                                                                     ---------------------------  ------------------------
                                                                       SHARES         AMOUNT       SHARES       AMOUNT
                                                                     -----------  --------------  ---------  -------------
Class A shares.....................................................    2,517,105  $   42,363,300    242,732  $   3,986,019
Class C shares.....................................................      935,884      15,772,161    134,250      2,197,714
Class Y shares.....................................................      492,911       8,205,295     53,147        876,922

                                                                             REPURCHASES
                                                                     ---------------------------
                                                                       SHARES         AMOUNT
                                                                     -----------  --------------
Class A shares.....................................................    1,596,708  $   25,841,545
Class C shares.....................................................      617,043       9,919,428
Class Y shares.....................................................      223,037       3,645,262

Transactions in the classes of shares of beneficial interests for the period
April 5, 1995 (commencement of investment operations) through March 31, 1996 were as follows:
                                                                                SALES                  REINVESTMENTS
                                                                     ---------------------------  ------------------------
                                                                       SHARES         AMOUNT       SHARES       AMOUNT
                                                                     -----------  --------------  ---------  -------------
Class A shares.....................................................    3,601,121  $   48,488,374     58,847  $     850,924
Class C shares.....................................................    2,211,148      29,952,540     34,906        503,689
Class Y* shares....................................................      595,898       8,595,742     12,618        182,704

                                                                             REPURCHASES
                                                                     ---------------------------
                                                                       SHARES         AMOUNT
                                                                     -----------  --------------
Class A shares.....................................................      640,092  $    9,215,429
Class C shares.....................................................      356,975       5,104,093
Class Y* shares....................................................       21,986         316,298

---------
* Class Y shares commenced its initial public offering on August 7, 1995.

CREDIT AGREEMENT

The Fund, on behalf of the Portfolio, has entered into a credit agreement with The First National Bank of Boston. S&P STARS Fund, Large Cap Value Portfolio, Small Cap Value Portfolio, Total Return Bond Portfolio, The Insiders Select Fund and Bear Stearns Investment Trust, which consists of the Emerging Markets Debt Portfolio, are also parties to the credit agreement. The agreement provides that each party to the credit agreement is permitted to borrow in an amount up to 15% of the value of its total assets. Subject to Board approval and upon making necessary disclosure in its prospectus, each portfolio may, in accordance with the provisions of the credit agreement, borrow up to 25% of the value of its total assets, less all liabilities other than liabilities for borrowed money outstanding at the time. However, at no time shall the aggregate outstanding principal amount of all loans to any of the portfolios exceed $25,000,000. The line of credit will bear interest at the greater of: (i) the annual rate of interest announced from time to time from the bank at its head office as its Base Rate, or (ii) the Federal Funds Effective Rate plus 0.50%, or, at the borrower's option, the rate quoted by The First National Bank of Boston.

Each loan is payable on demand or upon termination of this credit agreement or, for money market loans, on the last day of the interest period and, in any event, not later than 14 days from the date the loan was advanced.

The Portfolio uses this facility to borrow money only for temporary or emergency (not leveraging) purposes. The Portfolio had no amount outstanding under the line of credit agreement during the fiscal year ended March 31, 1997.

SUBSEQUENT EVENT

At the April 29, 1997, meeting of the Board of Trustees of the Fund, the Board authorized a transaction that would "despoke" the S&P STARS Portfolio and liquidate the S&P STARS Fund. This would be accomplished by a redemption request that all shares of the S&P STARS Portfolio be redeemed and the Master Series fulfull its redemption obligation by delivering portfolio securities, rather than cash, that the Master Series currently holds at the date of the redemption. This would thereby keep all shareholders essentially in the same position as they were prior to the transaction. The transaction is subject to approval by the Portfolio's shareholders of a new investment advisory agreement between the Fund, on behalf of the Portfolio, and BSFM.

                             THE BEAR STEARNS FUNDS

                              S&P STARS Portfolio
                         REPORT OF INDEPENDENT AUDITORS

The Board of Trustees and Shareholders,
S&P STARS Portfolio
(A series of The Bear Stearns Funds):

We have audited the accompanying statement of assets and liabilities of the S&P STARS Portfolio (the "Portfolio") as of March 31, 1997, and the related statements of operations, changes in net assets and the financial highlights for the fiscal year ended March 31, 1997 and the period April 5, 1995 (commencement of operations) through March 31, 1996. These financial statements and financial highlights are the responsibility of the Portfolio's management. Our responsibility is to express an opinion on these financial statements and the financial highlights based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements and financial highlights present fairly, in all material respects, the financial position of S&P STARS Portfolio at March 31, 1997, the results of its operations, the changes in its net assets and the financial highlights for the periods presented in conformity with generally accepted accounting principles.

Deloitte & Touche
Dublin, Ireland
May 9, 1997

                             THE BEAR STEARNS FUNDS

                              S&P STARS Portfolio
                   SHAREHOLDER TAX INFORMATION -- (UNAUDITED)

The Portfolio is required by Subchapter M of the Internal Revenue Code of 1986, as amended, to advise its shareholder within 60 days of the Portfolio's fiscal year end (March 31, 1997) as to the U.S. federal tax status of distributions received by the Portfolio's shareholders in respect of such fiscal year.

During the fiscal year ended March 31, 1997 the following dividends and distributions per share were paid by the Portfolio:

           ORDINARY INCOME                    LONG-TERM CAPITAL GAINS
-------------------------------------  -------------------------------------
  CLASS A      CLASS C      CLASS Y      CLASS A      CLASS C      CLASS Y
-----------  -----------  -----------  -----------  -----------  -----------
 $    1.24    $    1.16    $    1.29    $    0.09    $    0.09    $    0.09
     -----        -----   -----------       -----        -----        -----
     -----        -----   -----------       -----        -----        -----

The percentage of ordinary income dividends received from S&P STARS Portfolio qualifying for the corporate dividends received deduction is 11.99%.

This information is given to meet certain requirements of the Internal Revenue Code of 1986, as amended.

Because the Portfolio's fiscal year is not the calendar year, another notification will be sent with respect to calendar year 1997. The second notification, which will reflect the amount to be used by calendar year taxpayers on their U.S. federal income tax returns, will be made in conjunction with Form 1099-DIV and will be mailed in January 1998.

Foreign shareholders will generally be subject to U.S. withholding tax on the amount of their dividend. They will generally not be entitled to a foreign tax credit or deduction for the withholding taxes paid by the Portfolio, if any.

In general, dividends received by tax-exempt recipients (e.g., IRAs and Keoghs) need not be reported as taxable income for U.S. federal income tax purposes. However, some retirement trusts (e.g., corporate, Keogh and 403(b)(7) plans may need this information for their annual information reporting.

Shareholders are advised to consult their own tax advisers with respect to the tax consequences of their investment in the Portfolio.

                             THE BEAR STEARNS FUNDS

                            S&P STARS Master Series
                            PORTFOLIO OF INVESTMENTS
                                 MARCH 31, 1997
  ----------------------------------------------------------
                                                     MARKET
SHARES+                                              VALUE
--------------------------------------------------------------
             COMMON STOCKS--97.31%
             AUTOMOTIVE EQUIPMENT - 2.61%
    60,000   Goodyear Tire & Rubber Co.
             (The) .............................  $  3,135,000
                                                  ------------
             BANKS - 6.34%
    60,000   Bank of New York Co., Inc. ........     2,205,000
    50,000   Citicorp...........................     5,412,500
                                                  ------------
                                                     7,617,500
                                                  ------------
             CHEMICALS & FERTILIZERS - 4.30%
   135,000   Monsanto Co. ......................     5,163,750
                                                  ------------
             COMPUTERS & OFFICE EQUIPMENT - 18.76%
   100,000   Cisco Systems, Inc.*++.............     4,812,500
   155,000   EMC Corp.*.........................     5,502,500
   100,000   HMT Technology Corp.*++............     1,225,000
   110,500   Quantum Corp.*+++..................     4,268,061
   150,000   Seagate Technology, Inc.*..........     6,731,250
                                                  ------------
                                                    22,539,311
                                                  ------------
             COMPUTER SERVICES - 4.37%
   135,000   Computer Associates International,
             Inc. ..............................     5,248,125
                                                  ------------
             DIVERSIFIED OPERATIONS - 5.37%
    65,000   General Electric Co. ..............     6,451,250
                                                  ------------
             DRUGS & HOSPITAL SUPPLIES - 6.93%
    30,000   Merck & Co., Inc. .................     2,527,500
    67,000   Warner-Lambert Co. ................     5,795,500
                                                  ------------
                                                     8,323,000
                                                  ------------
             ELECTRICAL EQUIPMENT - 0.92%
   115,000   DSP Communications, Inc.*++........     1,106,875
                                                  ------------
             ELECTRONIC MEASURING INSTRUMENTS - 5.10%
   277,000   Vishay Intertechnology, Inc.*......     6,128,625
                                                  ------------
             ELECTRONICS - 21.31%
   250,000   Adaptec, Inc.*.....................     8,937,500
   110,000   Analog Devices, Inc.*+++...........     2,475,000
   102,000   Intel Corp. .......................    14,190,750
                                                  ------------
                                                    25,603,250
                                                  ------------

--------------------------------------------------------------
                                                     MARKET
SHARES+                                              VALUE
--------------------------------------------------------------

             INSURANCE - 4.15%
   140,000   Conseco, Inc. .....................  $  4,987,500
                                                  ------------

             LASER SYSTEMS - 0.20%
     5,000   Coherent, Inc.*....................       239,063
                                                  ------------

             MACHINERY - 3.41%
   210,000   Crompton & Knowles Corp.+++........     4,095,000
                                                  ------------

             OIL & NATURAL GAS - 1.25%
    45,000   Apache Corp. ......................     1,507,500
                                                  ------------

             OIL - OFFSHORE DRILLING - 3.89%
   185,000   Global Marine Inc.*................     3,977,500
    40,000   Noble Drilling Corp.*..............       690,000
                                                  ------------
                                                     4,667,500
                                                  ------------

             RESTAURANTS - 4.73%
   275,700   Wendy's International, Inc. .......     5,686,313
                                                  ------------

             RETAILING - 3.67%
    82,500   Home Depot, Inc. (The).............     4,413,750
                                                  ------------
             Total Common Stocks
             (cost - $115,044,732)..............   116,913,312
                                                  ------------

             SHORT-TERM INVESTMENTS--1.88%

             INVESTMENT COMPANIES - 1.88%
 2,257,573   The Milestone Funds Treasury
             Obligations Portfolio,
             Institutional Shares**++...........     2,257,573
       306   Federated Investors, Trust for
             Short-Term U.S. Government Trust
             Securities**++.....................           306
                                                  ------------
             Total Short-Term Investments
             (cost $2,257,879)..................     2,257,879
                                                  ------------
             Total Investments
             (cost $117,302,611) - 99.19%.......   119,171,191
             Other assets in excess of
             liabilities - 0.81%................       968,902
                                                  ------------
             Net Assets - 100.00%...............  $120,140,093
                                                  ------------
                                                  ------------

The accompanying notes are an integral part of the financial statements.

                             THE BEAR STEARNS FUNDS

                            S&P STARS Master Series
                            PORTFOLIO OF INVESTMENTS
                                 MARCH 31, 1997

  ----------------------------------------------------------
NUMBER OF                                            MARKET
CONTRACTS                                            VALUE
--------------------------------------------------------------
             WRITTEN CALL OPTIONS

             ELECTRONICS
       200   Intel Corp*++
             07/19/97 @ $160....................  $   (115,000)
       200   Intel Corp*++
             07/19/97 @ $155....................      (127,500)
                                                  ------------
             (premiums received - $332,539)       $   (242,500)
                                                  ------------
                                                  ------------

---------
+    Unless otherwise indicated all common stocks are ranked five stars.
++   Currently ranked three stars.
+++  Currently ranked four stars.
++    Not ranked by STARS.
*    Non-income producing security.
**   Money market fund.

S&P STARS RANKINGS:
Five stars - Buy - Expected to be among the best performers over the next twelve months and to rise in price.
Four stars - Accumulate - Expected to be an above-average performer.
Three stars - Hold - Expected to be an average performer.
Two stars - Avoid - Expected to be a below-average performer.
One star - Sell - Expected to be a well-below-average performer and to fall in price.

The accompanying notes are an integral part of the financial statements.

                             THE BEAR STEARNS FUNDS

                            S&P STARS Master Series
                      STATEMENT OF ASSETS AND LIABILITIES
                                 MARCH 31, 1997

ASSETS
  Investments, at value (cost - $117,302,611).....  $119,171,191
  Receivable for investments sold.................    4,224,333
  Receivable for beneficial interests sold........      343,443
  Dividends and interest receivable...............       95,191
  Deferred organization expenses and other
   assets.........................................       74,016
                                                    -----------
        Total assets..............................  123,908,174
                                                    -----------
LIABILITIES
  Payable for investments purchased...............    1,812,560
  Payable for beneficial interests repurchased....    1,641,921
  Written call options, at value (premiums
   received - $332,539)...........................      242,500
  Advisory fee payable............................       21,234
  Custodian fee payable...........................        3,626
  Accrued expenses................................       46,240
                                                    -----------
        Total liabilities.........................    3,768,081
                                                    -----------
NET ASSETS
  Net proceeds from capital contributions and
   withdrawals....................................  118,181,474
  Net unrealized appreciation on investments and
   option transactions............................    1,958,619
                                                    -----------
        Net assets applicable to investors'
       beneficial interests.......................  $120,140,093
                                                    -----------
                                                    -----------

The accompanying notes are an integral part of the financial statements.

                             THE BEAR STEARNS FUNDS

                            S&P STARS Master Series
                            STATEMENT OF OPERATIONS
                    FOR THE FISCAL YEAR ENDED MARCH 31, 1997

INVESTMENT INCOME
  Dividends.......................................  $   808,843
  Interest........................................      103,629
                                                    -----------
                                                        912,472
                                                    -----------
EXPENSES
  Advisory fees...................................      747,970
  Administration and accounting fees..............      123,741
  Legal and auditing fees.........................       58,632
  Custodian fees and expenses.....................       37,581
  Amortization of organization expenses...........       20,002
  Insurance expenses..............................       16,280
  Trustees' fees and expenses.....................       14,209
  Other...........................................        3,267
                                                    -----------
        Total expenses before waivers.............    1,021,682
        Less: waivers.............................     (699,997)
                                                    -----------
        Total expenses after waivers..............      321,685
                                                    -----------
  Net investment income...........................      590,787
                                                    -----------
NET REALIZED AND UNREALIZED GAIN ON INVESTMENTS,
 SECURITIES SOLD SHORT AND OPTION TRANSACTIONS:
  Net realized gain/(loss) from:
        Investments...............................   16,532,203
        Securities sold short.....................      (23,862)
        Option transactions.......................       (1,540)
  Net change in unrealized appreciation on:
        Investments...............................   (4,137,794)
        Option transactions.......................       90,039
                                                    -----------
  Net realized and unrealized gain on investments,
   securities sold short and option
   transactions...................................   12,459,046
                                                    -----------
NET INCREASE IN NET ASSETS RESULTING FROM
 OPERATIONS.......................................  $13,049,833
                                                    -----------
                                                    -----------

The accompanying notes are an integral part of the financial statements.

                             THE BEAR STEARNS FUNDS

                            S&P STARS Master Series
                       STATEMENT OF CHANGES IN NET ASSETS

                                                                         FOR THE PERIOD
                                                      FOR THE FISCAL     APRIL 5, 1995*
                                                        YEAR ENDED           THROUGH
                                                      MARCH 31, 1997     MARCH 31, 1996
                                                    ------------------  -----------------
INCREASE IN NET ASSETS FROM
OPERATIONS
  Net investment income...........................  $          590,787   $       695,588
  Net realized gain from investments, securities
   sold short and option transactions.............          16,506,801         3,769,370
  Net change in unrealized appreciation on
   investments....................................          (4,047,755)        6,006,374
                                                    ------------------  -----------------
  Net increase in net assets resulting from
   operations.....................................          13,049,833        10,471,332
                                                    ------------------  -----------------

CAPITAL TRANSACTIONS
  Contributions...................................          66,340,367        86,999,990
  Withdrawals.....................................         (41,277,815)      (15,568,630)
                                                    ------------------  -----------------
  Net increase in net assets derived from capital
   transactions...................................          25,062,552        71,431,360
                                                    ------------------  -----------------
  Total increase in net assets....................          38,112,385        81,902,692
NET ASSETS
  Beginning of period.............................          82,027,708           125,016
                                                    ------------------  -----------------
  End of period...................................  $      120,140,093   $    82,027,708
                                                    ------------------  -----------------
                                                    ------------------  -----------------

--------
* Commencement of investment operations.

The accompanying notes are an integral part of the financial statements.

                             THE BEAR STEARNS FUNDS

                            S&P STARS Master Series
                              FINANCIAL HIGHLIGHTS
   -------------------------------------------------------------------------

Contained below are ratios to average net assets and other supplemental data for each period indicated. This information has been derived from information provided in the financial statements.
--------------------------------------------------------------------------------

                                                                        FOR THE PERIOD
                                                     FOR THE FISCAL     APRIL 5, 1995*
                                                       YEAR ENDED           THROUGH
                                                     MARCH 31, 1997     MARCH 31, 1996
                                                    -----------------  -----------------
RATIOS/SUPPLEMENTAL DATA
  Net assets, end of period (000's omitted).......    $     120,140       $    82,028
  Ratio of expenses to average net assets(1)......             0.32%             0.19%(2)
  Ratio of net investment income to average net
   assets(1)......................................             0.59%             1.36%(2)
  Decrease reflected in above expense ratios due
   to waivers and/or reimbursements...............             0.70%             0.91%(2)
  Portfolio turnover rate.........................           220.00%           295.97%(3)
  Average commission rate per share(4)............    $      0.0595       $    0.0603

--------
 * Commencement of investment operations.
(1) Reflects waivers and/or reimbursements.
(2) Annualized.
(3) Not annualized.
(4) Represents average commission rate per share charged to the Master Series on purchases and sales of investments subject to such commissions during each period.

The accompanying notes are an integral part of the financial statements.

                             THE BEAR STEARNS FUNDS

                                 S&P STARS Fund

                            S&P STARS Master Series
                         NOTES TO FINANCIAL STATEMENTS

ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

S&P STARS Fund (the "Master Fund") was organized as a Delaware business trust on October 5, 1994 and is registered with the Securities and Exchange Commission (the "Commission") under the Investment Company Act of 1940, as amended (the "Investment Company Act"), as an open-end management investment company. The Master Fund is a "series fund" which is a mutual fund divided into separate portfolios. Each portfolio is treated as a separate entity for certain matters under the Investment Company Act, and for other purposes, and a shareholder of one portfolio is not deemed to be a shareholder of any other portfolio. The Master Fund currently has one portfolio in operation, S&P STARS Master Series (the "Master Series"), a non-diversified portfolio.

ORGANIZATIONAL MATTERS--Prior to commencing investment operations on April 5, 1995, the Master Fund had no transactions other than those relating to organizational matters and the sale of 10,418 shares of beneficial interest of the Master Series to S&P STARS Portfolio (the "Portfolio") of The Bear Stearns Funds. Costs of approximately $100,000 incurred by the Master Fund in connection with the organization and its registration with the Commission have been deferred and are being amortized, using the straight-line method over the period of benefit not exceeding sixty months, beginning with the commencement of investment operations of the Master Series. The Master Series commenced investment operations on April 5, 1995. In the event that the Portfolio or any transferee of the Portfolio redeems any of its original shares prior to the end of the sixty month period, the proceeds of the redemption payable in respect of such shares shall be reduced by the pro rata share (based on the proportionate share of the original shares redeemed to the total number of original shares outstanding at the time of the redemption) of the unamortized deferred organization expenses as of the date of such redemption. In the event that the Master Series is liquidated prior to the end of the sixty month period, the Portfolio or the transferee of the Portfolio shall bear the unamortized deferred organization expenses.

PORTFOLIO VALUATION--Securities, including covered call options written by the Master Series, are valued at the last sale price on the securities exchange or national securities market on which such securities primarily are traded. Securities not listed on an exchange or national securities market, or securities in which there were no transactions, are valued at the average of the most recent bid and asked prices, except in the case of open short positions where the asked price is used for valuation purposes. Bid price is used when no asked price is available. Securities which mature in 60 days or less are valued at amortized cost which approximates market value, unless this method does not represent fair value. Expenses and fees, including the investment advisory and administration fees, are accrued daily and taken into account for the purposes of determining the net asset value of the Master Series shares.

INVESTMENT TRANSACTIONS AND INVESTMENT INCOME--Master Series' investment transactions are recorded on the trade date (the date on which the order to buy or sell is executed). Realized gains and losses from securities are calculated on the identified cost basis. Dividend income is recorded on the ex-dividend date. Interest income is recorded on an accrual basis.

OPTIONS WRITING--When the Master Series writes an option, an amount equal to the premium received by the Master Series is recorded as a liability and is subsequently adjusted to the current market value of the option written. Premiums received from writing options which expire unexercised are recorded by the Master Series on the expiration date as realized gains from option transactions. The difference between the premium and the amount paid on effecting a closing purchase transaction, including brokerage commissions, is also treated as a realized gain, or if the premium is less than the amount paid for the closing purchase transaction, as a realized loss. If a call option is exercised, the premium is added to the proceeds from the sale of the underlying securities in determining whether the Master Series has a realized gain or loss. If a put option is exercised, the premium reduces the cost basis of the securities purchased by the Master Series. The Master Series' use of written options involves, to varying degrees, elements of market risk in excess of the amount recognized in the statement of assets and liabilities. The contract or notional amounts reflect the extent of the Master Series' involvement in these financial instruments. In writing an option, the Master Series bears the market risk of an unfavorable change in the price of the security underlying the written option. Exercise of an option written by the Master Series could result in the Master Series selling or buying a security at a price different from the current market value. The Master Series' activities in written options are conducted through regulated exchanges which do not result in counterparty credit risks.

Option activity for the fiscal year ended March 31, 1997 was as follows:

                                                       CALL OPTIONS          PUT OPTIONS
                                                    -------------------  -------------------
                                                    CONTRACTS  PREMIUMS  CONTRACTS  PREMIUMS
                                                    ---------  --------  ---------  --------
Outstanding at beginning of period................    --         --        --         --
Options written...................................     400     $332,539    --         --
Options Purchased.................................    --         --          70     $ 1,960
Options closed or expired.........................    --         --         (70   )  (1,960 )
                                                                             --
                                                       ---     --------             --------
Outstanding at end of period......................     400     332,539       --         --
                                                                             --
                                                                             --
                                                       ---     --------             --------
                                                       ---     --------             --------

SHORT SELLING--When the Master Series makes a short sale, an amount equal to the proceeds received by the Master Series is recorded as a liability and is subsequently adjusted to the current market value of the short sale. Short sales represent obligations of the Master Series to make future delivery of specific securities and, correspondingly, create an obligation to purchase the security at market prices prevailing at the later delivery date (or to deliver the security if already owned by the Master Series). Upon the termination of a short sale, the Master Series will recognize a gain, limited to the price at which the Master Series sold the security short, if the market price is less than the proceeds originally received. The Master Series will recognize a loss, unlimited in magnitude, if the market price at termination is greater than the proceeds originally received. As a result, short sales create the risk that the Master Series' ultimate obligation to satisfy the delivery requirements may exceed the amount of the proceeds initially received or the liability recorded in the financial statements

U.S. FEDERAL TAX STATUS--The Master Series is treated as a partnership for U.S. federal tax purposes. No provision is made by the Master Series for U.S. federal taxes; each investor in the Master Series is ultimately responsible for the payment of any taxes. Since one of the Master Series' investors is a regulated investment company that invests all of its assets in the Master Series (S&P STARS Portfolio or the "Portfolio"), the Master Series normally must satisfy the applicable source of income and diversification requirements (under the Internal Revenue Code) in order for the Portfolio to satisfy them. The Master Series intends to comply with the requirements of the Internal Revenue Code of 1986, as amended, applicable to regulated investment companies.

TRANSACTIONS WITH AFFILIATES AND RELATED PARTIES

During the fiscal year ended March 31, 1997, Bear Stearns Funds Management Inc. ("BSFM" or the "Adviser"), a wholly-owned subsidiary of The Bear Stearns Companies Inc., served as the investment adviser of the Master Series pursuant to an Investment Advisory Agreement. The Adviser is entitled to receive from the Master Series a monthly fee equal to an annual rate of 0.75% of the Master Series' average daily net assets.

Under the terms of an Administrative Services Agreement with the Portfolio, PFPC International Ltd. provides certain administrative services to the Master Series. For providing these services, PFPC International Ltd. is entitled to receive from the Master Series a monthly fee equal to an annual rate of 0.12% of the Master Series' net assets up to $200 million, 0.09% of the next $200 million, 0.075% of the next $200 million, and 0.05% of net assets above $600 million, subject to a minimum fee of $8,500 for the Master Series, payable monthly.

During the fiscal year ended March 31, 1997, the Adviser has voluntarily undertaken to limit the Portfolio's total operating expenses (other than brokerage commissions, interest, taxes and extraordinary items) to the extent that total Portfolio operating expenses exceeded 1.50% of the average daily net assets of the Portfolio's class A shares, 2.00% of the average daily net assets of the Portfolio's class C shares and 1.00% of the average daily net assets of the Portfolio's class Y shares. As necessary, this limitation is effected by waivers by the Adviser of its advisory fees and reimbursements of expenses exceeding the advisory fee. For the fiscal year ended

March 31, 1997, the Adviser waived $699,997 of its advisory fee in order to maintain the voluntary expense limitation. The Master Series will not pay the Adviser at a later time for any amounts it may waive, nor will the Master Series reimburse the Adviser for any amounts it may assume.

For the fiscal year ended March 31, 1997, Bear, Stearns & Co. Inc., an affiliate of the Adviser, earned $368,765 in brokerage commissions from portfolio transactions executed on behalf of the Master Series.

Custodial Trust Company, a wholly-owned subsidiary of The Bear Stearns Companies Inc. and an affiliate of the Adviser, serves as custodian to the Master Series.

INVESTMENTS IN SECURITIES

For U.S. federal income tax purposes, the cost of securities owned at March 31, 1997 was $117,393,549. Accordingly, the net unrealized appreciation of investments of $1,777,642 was composed of gross appreciation of $8,067,308 for those investments having an excess of value over cost; and gross depreciation of $6,289,666 for those investments having an excess of cost over value.

For the fiscal year ended March 31, 1997, aggregate purchases and sales of investment securities (excluding short-term investments) were $240,965,152 and $213,126,061, respectively.

CREDIT AGREEMENT

The S&P STARS Fund, on behalf of the Master Series, has entered into a credit agreement with The First National Bank of Boston. Bear Stearns Investment Trust, which consists of the Emerging Markets Debt Portfolio and The Bear Stearns Funds consisting of S&P STARS Portfolio, Large Cap Value Portfolio, Small Cap Value Portfolio, Total Return Bond Portfolio and The Insiders Select Fund are also parties to the credit agreement. The agreement provides that each party to the credit agreement is permitted to borrow in an amount up to 15% of the value of its total assets. Subject to Board approval and upon making necessary disclosure in its prospectus, each portfolio may, in accordance with the provisions of the credit agreement, borrow up to 25% of the value of its total assets, less all liabilities other than liabilities for borrowed money outstanding at the time. However, at no time shall the aggregate outstanding principal amount of all loans to any of the portfolios exceed $25,000,000. The line of credit will bear interest at the greater of: (i) the annual rate of interest announced from time to time from the bank at its head office as its Base Rate, or (ii) the Federal Funds Effective Rate plus 0.50%, or, at the borrower's option, the rate quoted by The First National Bank of Boston.

Each loan is payable on demand or upon termination of this credit agreement or, for money market loans, on the last day of the interest period and, in any event, not later than 14 days from the date the loan was advanced.

The amount outstanding under the line of credit agreement for the Master Series averaged $26,074 during the fiscal year ended March 31, 1997. The maximum amount outstanding at any month-end under such line of credit agreement during the fiscal year ended March 31, 1997 was $220,000. The monthly weighted average interest rate during the fiscal year ended March 31, 1997, on amounts outstanding under such line of credit agreement, was 8.09%.

The Master Series uses this facility to borrow money only for temporary or emergency (not leveraging) purposes. The Master Series had no amount outstanding under the line of credit agreement at March 31, 1997.

                             THE BEAR STEARNS FUNDS

                            S&P STARS Master Series
                         REPORT OF INDEPENDENT AUDITORS

The Board of Trustees and Investors,
S&P STARS Master Series
(A series of the S&P STARS Fund):

We have audited the accompanying statement of assets and liabilities of the S&P STARS Master Series, (the "Master Series") as of March 31, 1997, and the related statements of operations, changes in net assets and the financial highlights for the fiscal year ended March 31, 1997 and the period April 5, 1995 (commencement of operations) through March 31, 1996. These financial statements and financial highlights are the responsibility of the Master Series's management. Our responsibility is to express an opinion on these financial statements and the financial highlights based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned at March 31, 1997 by correspondence with the custodian and brokers. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements and financial highlights present fairly, in all material respects, the financial position of S&P STARS Master Series at March 31, 1997, the results of its operations, the changes in its net assets and the financial highlights for the periods presented in conformity with generally accepted accounting principles.

Deloitte & Touche
Dublin, Ireland
May 9, 1997

                 (This page has been left blank intentionally.)

BEAR STEARNS

The
Bear Stearns
Funds

245 Park Avenue                                           S&P STARS
New York, NY 10167                                        PORTFOLIO
1.800.766.4111

Robert S. Reitzes          Chairman of the Board and
                           President
Peter B. Fox               Executive Vice President
William J. Montgoris       Executive Vice President
Peter M. Bren              Trustee
Alan J. Dixon              Trustee
John R. McKernan, Jr.      Trustee
M.B. Oglesby, Jr.          Trustee
Stephen A. Bornstein       Vice President
Donalda L. Fordyce         Vice President
Frank J. Maresca           Vice President and Treasurer
Ellen T. Arthur            Secretary
Vincent L. Pereira         Assistant Treasurer
Eileen M. Coyle            Assistant Secretary

Investment Adviser         Distributor
and Administrator          Bear, Stearns & Co. Inc.
Bear Stearns Funds         245 Park Avenue
Management Inc.            New York, NY 10167
245 Park Avenue
New York, NY 10167

Custodian                  Transfer and Dividend
Custodial Trust Company    Disbursement Agent
101 Carnegie Center        PFPC Inc.
Princeton, NJ 08540        Bellevue Corporate Center
                           400 Bellevue Parkway
                           Wilmington, DE 19809

Counsel                     Independent Auditors
Kramer, Levin, Naftalis     Deloitte & Touche
 & Frankel                  Deloitte & Touche House
919 Third Avenue            Earlsfort Terrace
New York, NY 10022          Dublin 2, Ireland


This report is submitted for the general          ANNUAL REPORT
information of the  shareholders  of the          MARCH 31, 1997
Portfolio.  It  is  not  authorized  for
distribution to prospective investors in
the  Portfolio  unless it is preceded or
accompanied  by  a  current   prospectus
which  includes  details  regarding  the
Portfolios objectives,  policies,  sales
commissions and other information. Total
investment return is based on historical
results and is not  intended to indicate
future   performance.   The   investment
return   and   principal   value  of  an
investment   in   the   Portfolio   will
fluctuate, so that an investors shares, when redeemed, may be worth more or less than original cost.

"Standard &  Poor's(c)",  "S&P(c)",  and
"STARS(c)"   are   trademarks   of   The
McGraw-Hill Companies, Inc. and have been licensed for use by Bear, Stearns &
Co. Inc. S&P STARS Portfolio is not sponsored, managed, advised, sold or promoted by Standard & Poor's.


                        BSF-R-011-04